                                                                    EXHIBIT 10.2

25 April, 2003


Mr. Jeffrey D. Linton
414 Hickory Fairway Court
Woodstock, GA 30188

Dear Jeff-

This is to confirm your appointment as President of the Chemicon International Division and a Corporate Vice President of Serologicals Corporation effective April 1, 2003. This letter will serve to amend your current employment agreement dated September 28, 2000. Any terms not modified by this letter remain in effect as outlined in the original employment agreement.

Your new Base Salary will be $230,000 per year. The Base Salary shall continue to be payable to you in the manner and on the date(s) on which the Corporation pays its other executives.

At the closing of the Chemicon transaction, your Incentive Compensation will be earned through participation in our Subsidiary Annual Incentive Plan. You will be entitled to an annual bonus target of forty percent (40%) of your Base Salary in accordance with the Subsidiary Plan's provisions and achievement of Critical Success Factors to be developed and mutually agreed upon by you and the President and Chief Executive Officer of Serologicals Corporation. The Subsidiary Annual Incentive Plan is a created and paid at the sole discretion of the Serologicals Corporation Board of Directors or a Committee thereof and may be amended from time-to-time.

The Corporation will provide you and your family assistance in relocating from the Atlanta, Georgia area to the San Diego, California vicinity.

On behalf of the Board of Directors, we would like to congratulate you on your appointment and wish you much success in your new role.

Very truly yours,

SEROLOGICALS CORPORATION

By: /s/ David A. Dodd
    ---------------------
        David A. Dodd
        President and CEO


ACKNOWLEDGED AND AGREED this 28th day of April, 2003.

/s/ Jeffrey D. Linton
-------------------------
Jeffrey D. Linton